Exhibit 16

July 7, 2004

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Commissioners:

     We have read the statements made by the ITI 401(k) Plan (copy attached), which we understand will be filed with the Commission pursuant to Item 4 of Form 8-K, as part of the ITI 401(k) Plan Form 8-K report dated July 7, 2004. We agree with the statements concerning our Firm in such Form 8-K.

Very truly yours, /s/ Spence, Marston, Bunch, Morris & Co. Spence, Marston, Bunch, Morris & Co.

Enclosure